UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2025

 iROBOT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)
001-36414		77-0259335
(Commission File Number)		(I.R.S. Employer Identification No.)

8 Crosby Drive
Bedford, MA 01730
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 430-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	IRBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On November 24, 2025, Santrum Hong Kong Co., Limited (“Santrum”), a wholly-owned subsidiary of Shenzhen PICEA Robotics Co., Ltd. (f/k/a Shenzhen 3irobotix Co., Ltd.) (“Picea”), acquired from various affiliates of The Carlyle Group (the “Original Lenders”) all of the rights and interests of the lenders under the Credit Agreement entered into on July 24, 2023, as amended, by and among iRobot Corporation (the “Company”), TCG Senior Funding L.L.C., an affiliate of The Carlyle Group, as administrative agent and collateral agent, and the Original Lenders (the “Credit Agreement”). In connection with this transaction, Santrum assumed the $190.7 million in principal and interest outstanding under the Credit Agreement as of November 24, 2025 and replaced TCG Senior Funding L.L.C. as administrative agent and collateral agent under the Credit Agreement. Picea, the parent company of Santrum, is the Company’s primary contract manufacturer. As of November 24, 2025, the Company owed Picea $161.5 million for the manufacturing of products, $90.9 million of which was past due. The Company and Picea are engaged in active discussions regarding a mutually agreeable resolution of the non-payment by the Company of amounts owed to Picea.
Immediately following the transaction described above, the Company and Santrum entered into Amendment No. 7 and Limited Consent to Credit Agreement (“Amendment No. 7”). Pursuant to Amendment No. 7, Santrum extended until January 15, 2026 the waiver of the Company’s covenant obligations to (1) provide a report and opinion of its auditor with respect to its annual financial statements for fiscal year 2024 without a qualification regarding the Company’s ability to continue as a going concern and (2) maintain a minimum level of core assets. The Company and the Original Lenders previously entered into six amendments to the Credit Agreement between March and October 2025 that waived, collectively, the above covenant obligations for periods from March 11, 2025 until December 1, 2025. In addition, Santrum agreed to defer all cash interest originally due on October 28, 2025 (approximately $5.1 million) until January 15, 2026. The Original Lenders previously deferred such interest payment until November 28, 2025.
The foregoing description of Amendment No. 7 is not complete and is qualified in its entirety by reference to Amendment No. 7, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 8.01	Other Events.
The Company is including the below updates to its risk factors for the purpose of supplementing and updating the corresponding risk factors contained in its Quarterly Report on Form 10-Q for the period ended September 27, 2025, filed with the Securities and Exchange Commission (“SEC”) on November 6, 2025.
It is unlikely that our ongoing review of strategic alternatives will result in any transaction being consummated outside of a bankruptcy process.
On March 12, 2025, we announced that our board of directors is conducting a review of strategic alternatives, including, but not limited to, exploring a potential sale or strategic transaction and refinancing our debt. In late October, the counterparty to a potential sale transaction withdrew from the process following a lengthy period of exclusive negotiations. We are continuing the strategic review process. On November 24, 2025, Santrum Hong Kong Co., Limited (“Santrum”), a wholly-owned subsidiary of Shenzhen PICEA Robotics Co., Ltd. (f/k/a Shenzhen 3irobotix Co., Ltd.) (“Picea”), our primary contract manufacturer, acquired from various affiliates of The Carlyle Group (the “Original Lenders”) all of the rights and interests of the lenders under the Credit Agreement entered into on July 24, 2023, as amended, by and among us, TCG Senior Funding L.L.C., an affiliate of The Carlyle Group, as administrative agent and collateral agent, and the Original Lenders (the “Credit Agreement”), which includes assumption of the $190.7 million in principal and interest outstanding under the Credit Agreement as of November 24, 2025. In addition, as of November 24, 2025, we owe Picea $161.5 million for the manufacturing of our products, $90.9 million of which was past due. We are currently in discussions with Picea regarding a mutually agreeable resolution of our non-payment of amounts owed to Picea and alternatives for obtaining the additional capital we require to fund our ongoing business operations. It is unlikely that our ongoing strategic review process or our discussions with Picea will result in any transaction (including any potential transaction with Picea) being consummated outside of a bankruptcy process. In bankruptcy proceedings, it is unlikely that any proceeds would remain for distribution to stockholders and, as a result, stockholders would likely receive no recovery and will lose all of their investment in us.
Whether the process will result in any transactions, our ability to complete any such transaction, and if our board of directors decides to pursue one or more transactions, will depend on numerous factors, some of which are beyond our control. Such factors include the interest of potential acquirers or strategic partners in a potential transaction, the value potential acquirers or strategic partners attribute to our business or assets, regulatory approvals, market conditions, and industry trends. Any potential strategic transaction that requires stockholder approval may not be approved by our stockholders or, if required, a counterparty's stockholders. Furthermore, any strategic transaction into which we enter may be delayed or may ultimately not be consummated as a result of regulatory reviews (which may include domestic and foreign antitrust, CFIUS or other regulatory agency reviews) and determinations or other factors.
The price of our common stock decreased significantly following our public announcement of our 2024 financial results and the initiation of our review of strategic alternatives, as well as following our October 27, 2025 announcement regarding an update on our strategic review process and the filing of our Quarterly Report on Form 10-Q on November 6, 2025. The price of our common stock may be further adversely affected for a variety of reasons relating to our current business and financial condition, including uncertainty regarding our business prospects and the status and ultimate outcome of the strategic review process. Even if one or more transactions are completed outside of a bankruptcy process, there can be no assurance that any such transactions will be successful or have a positive effect on stockholder value, including that the price per share to stockholders in a sale transaction may be less than the then-current trading price of our stock. During our negotiations for a potential sale transaction with the counterparty that withdrew from the process in late October, the counterparty offered a price per share to acquire our company that was significantly lower than the trading price of our stock over the recent months prior to the counterparty’s withdrawal.
The attention of management and our board of directors could continue to be diverted from our core business operations as a result of this strategic review process. We have diverted capital and other resources to the process that otherwise could have been used in our business operations, and we expect to continue to do so until the process is completed. We have incurred substantial expenses associated with identifying and evaluating potential strategic alternatives, including those related to employee retention payments, equity compensation, severance pay and legal, accounting and financial advisor fees. A considerable portion of these expenses have been, and may continue to be, incurred regardless of whether a transaction is completed. In addition, the process could lead us to lose or fail to attract, retain and motivate key employees, and to lose or fail to attract customers or business partners. Furthermore, it could expose us to litigation. The public announcement of a strategic alternative may also yield a negative impact on operating results if prospective or existing customers, vendors or partners are reluctant to commit to new or renewed contracts. Our financial results and operations could be adversely affected by the strategic process and by the uncertainty regarding its outcome.
We do not intend to disclose further developments or provide further updates on the progress or status of the strategic process until our board of directors deems further disclosure is appropriate or necessary. Accordingly, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of our company could cause the price of our common stock to fluctuate significantly. If we are unable to mitigate these or other potential risks related to the uncertainty caused by our evaluation of strategic alternatives, it could disrupt our business and adversely impact operating results and financial condition.
The waiver of covenant compliance under our senior secured term loan credit facility is time-limited; if this waiver is not extended at the end of the applicable period, we will be in default. Our financial condition continues to decline, and we may be unable to secure the additional funding needed to continue our operations.
On November 24, 2025, Santrum, a wholly-owned subsidiary of Picea, acquired all of the rights and interests of the lenders under the Credit Agreement (including the $190.7 million in principal and interest outstanding under the Credit Agreement as of November 24, 2025). Picea is our primary manufacturing partner. As of November 24, 2025, we owed Picea $161.5 million for the manufacturing of our products, $90.9 million of which was past due.
Immediately following the transaction described above, we entered into Amendment No. 7 and Limited Consent to Credit Agreement (“Amendment No. 7”) with Santrum. Pursuant to Amendment No. 7, Santrum extended until January 15, 2026 the waiver of our covenant obligations to (1) provide a report and opinion of our auditor with respect to our annual financial statements for fiscal year 2024 without a qualification regarding our ability to continue as a going concern (the “Going Concern Covenant”) and (2) maintain a minimum level of core assets (the “Minimum Core Assets Covenant” and together with the Going Concern Covenant, the “Specified Covenants”). We previously entered into six amendments to the Credit Agreement between March and October 2025 with the Original Lenders that waived, collectively, compliance with the Specified Covenants for periods from March 11, 2025 until December 1, 2025. No event of default will occur under the Credit Agreement as a result of failure to comply with the Specified Covenants through January 15, 2026; however, we are still obligated to comply with the Specified Covenants thereafter and if we do not, unless Santrum further extends the waiver by January 15, 2026, an event of default will occur.
The auditor report on our consolidated financial statements for the fiscal year ended December 28, 2024 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern; therefore, we would be in breach of the Going Concern Covenant and Santrum would be able to exercise all applicable remedies under the Credit Agreement but for the waiver of breach through January 15, 2026 as described above. The earliest we would be able to regain compliance with the Going Concern Covenant is upon the filing of our Annual Report on Form 10-K for the year ending January 3, 2026, which is not due until March 2026. As a result, we are dependent on continued waivers from Santrum to avoid an event of default related to the Going Concern Covenant, which waivers are in Santrum’s sole discretion. We cannot assure you that Santrum will provide any additional waiver of compliance with the Specified Covenants by January 15, 2026.
Any failure by us to comply with the covenants or payment requirements specified in the Credit Agreement (including the Specified Covenants after January 15, 2026) would result in an event of default under the Credit Agreement, which may result in the termination of the Credit Agreement and acceleration of repayment obligations with respect to any outstanding loans. In addition, Santrum would have the right to proceed against the collateral in which we granted a security interest, which consists of substantially all our assets. As of September 27, 2025, the fair value of the Term Loan was $205.3 million and our cash and cash equivalents totaled $24.8 million. If we are in default under the Credit Agreement and Santrum accelerates the repayment obligations with respect to the outstanding loans, we would be unable to repay our obligations under the Credit Agreement. In such circumstances, or if in advance of January 15, 2026 Santrum informs us that it will not further extend the waiver, we may be forced to significantly curtail or cease operations and would likely seek bankruptcy protection. In such bankruptcy proceedings, it is unlikely that any proceeds would remain for distribution to stockholders and, as a result, stockholders would likely receive no recovery and will lose all of their investment in us. In addition, our unsecured creditors would likely receive little to no recovery in such bankruptcy proceedings.
The Credit Agreement includes certain restrictions on the use of $40.0 million of the termination payment received by us from Amazon.com, Inc. in early 2024 (the “Restricted Cash”), which the remaining amount thereof (after giving effect to certain periods for such amounts to be used for inventory in limited circumstances and upon satisfying certain conditions) would ultimately have been required to prepay a portion of the loan under the Credit Agreement. In connection with Amendment No. 3 to the Credit Agreement, we paid $4.0 million of the Restricted Cash to the Original Lenders, and as of November 24, 2025, we have drawn down the remaining $36.0 million of the Restricted Cash to fund our ongoing business operations. As such, we have no sources upon which we can draw additional capital at this time. We are currently in discussions with Picea regarding alternatives for obtaining the additional capital we require to fund our ongoing business operations and regarding a mutually agreeable resolution of our non-payment of amounts owed to Picea. There can be no assurance that we and Picea will find a mutually agreeable path toward funding our ongoing business operations or reach a mutually agreeable resolution regarding the outstanding payables. If we are unable to find sources of capital in the near term, or resolve our significant outstanding payables to Picea, we may be forced to significantly curtail or cease operations and would likely seek bankruptcy protection.
The Credit Agreement also contains customary negative covenants that limit our and our subsidiaries' ability to, among other things, grant or incur liens, incur additional indebtedness, make certain restricted investments or payments, including payment of dividends on our capital stock and payments on certain permitted indebtedness, enter into certain mergers and acquisitions or engage in certain asset sales, subject in each case to certain exceptions. The terms of our outstanding debt may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs or to execute business strategies in the manner desired. In addition, complying with the covenants may make it more difficult for us to successfully execute our business strategy, invest in our growth strategy, and compete against companies who are not subject to such restrictions.
We primarily rely on Picea as our single contract manufacturer, and our business and results of operations depend significantly on this manufacturer continuing production.
In recent years, we have increasingly depended on third-party contract manufacturers to produce our products. These contract manufacturers manage the supply chain for all of the raw materials and provide all facilities and labor required to manufacture our products. Currently, we primarily depend on a single contract manufacturer, Picea, located in China and Vietnam, to manufacture our products pursuant to an agreement we extended in July 2025 through August 17, 2027. Either party has the option to terminate the agreement for convenience with 180 days’ advance written notice.
As of November 24, 2025, we owed Picea $161.5 million for the manufacturing of our products, $90.9 million of which was past due. Under our agreement with Picea, non-payment may be deemed a breach of a material provision of the agreement, which if not cured within 30 business days of receipt of written notice from Picea, will allow Picea to terminate the agreement. As of the date hereof, Picea has not issued a written notice of default under the agreement, and the parties are engaged in active discussions regarding a mutually agreeable resolution of our non-payment of amounts owed to Picea. If Picea terminates its agreement with us or otherwise fails to provide the required contract manufacturing services, production capacity, shipping, and product quality on a timely basis, there would be a significant disruption in manufacturing our products and our business operations and financial results would be materially adversely affected. It is unlikely that we would be able to establish alternative manufacturing arrangements with any replacement contract manufacturer on acceptable terms or in a timely manner. Any significant interruption in manufacturing at Picea would reduce the supply of our products, which could cause a delay in fulfillment of our orders or breach of our agreements with distribution partners, which in turn would reduce our revenue. Any adverse change in Picea’s financial or business conditions, including as a result of our non-payment of amounts owed to Picea, could also disrupt our ability to supply our products.
Our reliance on contract manufacturers, including Picea, involves certain product supply risks, including the following:

• lack of direct control over production capacity and delivery schedules;
• lack of direct control over quality assurance, manufacturing yields and production costs;
• lack of enforceable contractual provisions over the production and costs of consumer products;
• risk of loss of inventory while in transit; and
• risk of increased shipping and air freight costs, including as a result of attacks on commercial ships.
Any interruption in the manufacture of our products would be likely to result in delays in shipment, lost sales and revenue and damage to our reputation in the market, all of which would harm our business and results of operations. In addition, because our purchase contracts with contract manufacturers are typically denominated in U.S. dollars, changes in currency exchange rates may impact our contract manufacturers who operate in local currency, which may cause our suppliers to seek price concessions on future orders.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description

10.1	Amendment No. 7 and Limited Consent to Credit Agreement, dated as of November 24, 2025, by and among iRobot Corporation, as borrower, each lender from time to time party thereto, and Santrum Hong Kong Co., Limited, as administrative agent and collateral agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2025	iRobot Corporation

By: /s/ Kevin Lanouette
Name: Kevin Lanouette
Title: Senior Vice President & General Counsel